SUB-ITEM 77Q1: Exhibits

(e) Copies of any new or amended Registrant investment advisory contracts

Investment Management Agreement with Hartford Funds Management Company, LLC dated January 1, 2013 was previously filed with the SEC as exhibit d.(i) to Post-Effective Amendment No. 120 to the Registrant's Registration Statement on Form N-1A filed with the SEC on February 28, 2013 (SEC Accession No. 0001104659-13-016065) and incorporated herein by reference.

Form of Investment Sub-Advisory Agreement with Wellington Management Company, LLP dated January 1, 2013 was previously filed with the SEC as exhibit d.(ii) to Post-Effective Amendment No. 120 to the Registrant's Registration Statement on Form N-1A filed with the SEC on February 28, 2013 (SEC Accession No. 0001104659-13-016065) and incorporated herein by reference.

(g) Copies of any merger or consolidation agreement, and other documents relevant to the information sought in sub-item 77M, above.

Agreement and Plan of Reorganization is filed herewith.